Exhibit 99.1

Longs Reports Preliminary March Retail Drug Store Sales

WALNUT CREEK, CA (April 10, 2008) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total retail drug store sales for the five-week and nine-week periods ended April 3, 2008.

	Periods ended April 3, 2008
(Dollars in millions)	Month (5 weeks)	Quarter to Date (9 weeks)
Total retail drug store sales	$474	$853
Increase from comparable prior year period	4.7%	4.0%
Same-store sales increase:
Pharmacy	0.1%	1.0%
Front-end	5.7%	3.2%
Total	2.8%	2.1%

Longs estimated that preliminary March front-end same-store sales were favorably impacted by approximately 350 to 400 basis points as a result of the three-week shift in Easter holiday sales. Easter occurred on March 23 this year versus April 18 last year.

Longs estimated that preliminary March pharmacy same-store sales were unfavorably impacted by approximately 525 to 575 basis points as a result of recent generic introductions being substituted for higher-priced brand name drugs. In addition, the switch of the prescription allergy medicine Zyrtec to over-the-counter status and a mild conclusion to the cold and flu season versus last year had an unfavorable impact of approximately 125 to 150 basis points on pharmacy same-store sales.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 512 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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